Exhibit 99.2

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

The Board of Directors

Atlas Energy GP, LLC,

    as the General Partner of Atlas Energy, L.P.

712 Fifth Avenue, 10th Floor

New York, New York 10019

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated October 12, 2014, to the Board of Directors of Atlas Energy GP, LLC (“Atlas GP”) as Annex D to, and reference thereto under the headings “SUMMARY—Opinions of ATLS’s Financial Advisors—Opinion of Citigroup Global Markets Inc.” and “THE TRANSACTIONS—Opinions of ATLS’s Financial Advisors—Opinion of Citigroup Global Markets Inc.” in, the joint proxy statement/prospectus relating to the proposed merger involving Atlas Energy, L.P. and Targa Resources Corp. (“Targa”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Targa (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Citigroup Global Markets Inc.
CITIGROUP GLOBAL MARKETS INC.

November 19, 2014